DATE:    May 6, 1996
FROM:
The Spectranetics Corporation
96 Talamine Court
Colorado Springs, Colorado 80907
JAMES P. McCLUSKEY, Vice President - Finance
(719) 633-8333

                   THE SPECTRANETICS CORPORATION DECLARES DIVIDEND DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

    Colorado Springs, Colorado, May 6, 1996 -- The Board of Directors of The Spectranetics Corporation (NASDAQ: SPNC) today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of The Spectranetics Corporation common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $25.00. The Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock; PROVIDED, HOWEVER, that if any person or group owns 15% or more of the Company's common stock as of May 6, 1996, then the Rights would become exercisable with respect to such person or group only after such person or group acquires beneficial ownership of any additional shares of the Company's common stock. The Spectranetics Corporation Board will be entitled to redeem the Rights at $.001 per Right at any time before the tenth day after a person or group has acquired 15% or more of the outstanding common stock.
    The Rights are not being distributed in response to any specific effort to acquire control of the Company known to the Company. The Rights are designed to assure that all The Spectranetics Corporation stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of The Spectranetics Corporation without paying all stockholders a control premium.
    If a person or group acquires 15% or more of the outstanding common stock of The Spectranetics Corporation, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of The Spectranetics Corporation having a market value at that time of twice the Right's exercise price. Rights held by the 15% person or group will become void and will not be exercisable to purchase shares at the bargain purchase price. If The Spectranetics Corporation is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.
    "The Rights are intended to enable all The Spectranetics Corporation stockholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. Given the significant increase in merger and acquisition transactions recently, the Company believes this is an appropriate time to implement a rights plan for the protection of the Company's stockholders. Over 1,500 other public companies have adopted rights plans in recent years," said E. Wyatt Cannady, Chief Executive Officer of The Spectranetics Corporation.
    The dividend distribution will be payable to stockholders of record on May 24, 1996. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders.
    The Spectranetics Corporation develops, manufactures and markets a proprietary excimer laser, the CVX-300-Registered Trademark-, and proprietary disposable fiber optic delivery systems to treat cardiovascular disease.
    NOTE:  Spectranetics and CVX-300 are registered trademarks.
                                        (END)


                                          2